Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION PACKAGE

For service in 2020, GreenSky, Inc. (the “Company”) shall pay each non-employee director who is independent in accordance with the Nasdaq Stock Market and Securities and Exchange Commission rules governing director independence the following for service to the Company:

Annual Cash Retainer	$60,000
Annual Equity Award	$200,000 in shares of restricted Class A common stock, vesting in full on the one year anniversary of the date of grant
Additional Cash Retainer for Audit Committee Chair	$15,000
Additional Cash Retainer for Compensation Committee Chair	$12,500
Additional Cash Retainer for Governance and Nominating Committee Chair	$9,000
Board Meeting Fees	None

The Company also will reimburse all directors for travel and other necessary business expenses incurred in the performance of director services and extend coverage to them under the Company’s directors’ and officers’ indemnity insurance policy.